MANDALAY MEDIA SIGNED LETTER OF INTENT TO ACQUIRE
AMV HOLDING LTD.

Los Angeles - (August 25, 2008) Mandalay Media (MNDL.OB) announced today that it has signed a letter of intent to acquire AMV Holding Limited, a European leader in direct to consumer mobile Internet content and services. It is anticipated that AMV will be integrated with Mandalay Media’s mobile subsidiary Twistbox Entertainment, Inc.

The closing of the transaction is subject to certain conditions, including execution of a definitive acquisition agreement and the completion of due diligence. There can be no assurance that the acquisition will be consummated or, if consummated, that it will be consummated on the terms set forth in the letter of intent.

About AMV Holding LTD:

AMV is a leading European mobile entertainment and marketing company delivering games and lifestyle content and services directly to consumers. AMV markets its well established branded services including Bling, Phonebar and GameZone through a unique CRM platform that harnesses mobile web, on-line, print and TV media.

About Twistbox Entertainment, Inc.:

Twistbox Entertainment is a leading global producer and publisher of mobile entertainment. The company has exclusive licenses with industry-leading brands, direct distribution with more than 120 mobile operators in over 45 countries and provides an extensive portfolio of award-winning games, WAP sites and mobile TV channels to more than 1.1 billion subscribers worldwide. For more information, please visit www.twistbox.com.

About Mandalay Media, Inc.:

Mandalay Media, Inc. is a development stage digital media company whose mission is to build a strategic combination of new media infrastructure, distribution, and digital content companies. It intends to achieve its growth objectives organically and through asset acquisition, merger, exchange of capital stock, or other business combinations with domestic or foreign businesses.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MNDL. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MNDL's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: failure of the acquisition to be completed; general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Twistbox and AMV are engaged; demand for the products and services that Twistbox and AMV provide, as well as other relevant risks detailed in MNDL’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MNDL assumes no obligation to update the information contained in this press release.

Contacts:

Mandalay Media, Inc.
Jim Lefkowitz, President
310-601-2500
info@mandalaymediainc.com